CANCELLATION AGREEMENT

CANCELLATION AGREEMENT made on this 17th day July, 2007 by and between JEFFREY MANAGEMENT CORP. AS MANAGER FOR 261 FIFTH AVENUE TIC OWNER LLC AND NORMANDY 261 5TH AVE LLC, AS TENANTS-IN-COMMON, having an address at 7 Penn Plaza, 370 Seventh Avenue, Suite 618, New York, New York 10001 (hereinafter referred to as “Landlord”), and VERTICALNET, INC. (f/k/a Tigris Corp.), having an address at 261 Fifth Avenue, New York, New York 10016, (hereinafter referred to as the “Tenant”).

WITNESSETH

WHEREAS, Landlord’s successor in interest and Tenant’s predecessor in interest heretofore entered into a certain Lease dated August 31, 2000, as amended by First Amendment of Lease dated as of February 16,2001 and Second Amendment of Lease dated as of December 29, 2003 which Lease was assigned to Tenant as of January 30, 2004 (hereinafter referred to as the “Lease”) for Suite 2303 (hereinafter referred to as the “Demised Premises”) in the building known as 261 Fifth Avenue, New York, New York 10016 (hereinafter referred to as the “Building”);

WHEREAS, the term of the Lease by its terms shall expire on December 31, 2010;

WHEREAS, Tenant desires to surrender the Demised Premises and cancel the Lease and Landlord is willing to accept such surrender in the manner and upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises, covenants agreements hereinafter contained, it is mutually covenanted and agreed as follows:

1. Tenant hereby surrenders to Landlord, on or before July 6, 2007 (hereinafter referred to as the “Surrender Date”) the Lease and the term and estate thereby granted, together with the Demised Premises shall be wholly extinguished and that the term of the Lease shall expire on the Surrender Date in the same manner and with the same effect as if such date were the date set forth in the Lease for the expiration of the term hereof.

2. Tenant hereby represents and covenants that nothing has been or will be done or suffered whereby the Lease, or the term or estate thereby granted or the Demised Premises, or any part thereof, or any alterations, decorations, installations, additions, and improvements in and to the Demised Premises, or any part thereof, have been or will be encumbered in any way whatsoever, and that Tenant owns and will own the Lease and has and will have good right to surrender the same, and that no one other than Tenant has acquired or will acquire through or under Tenant any right, title, or interest in or to the Demised Premises, or any part thereof, or in or to said alterations, decorations, installations, additions, and/or improvements or any part thereof.

3. Landlord shall accept such surrender as of the Surrender Date and in consideration of such surrender by Tenant and of the acceptance of such surrender by Landlord, Tenant and Landlord do hereby mutually release each other, their respective successors and assigns of and from any and all claims, damages, obligations, liabilities, actions, and causes of action, of every kind and nature whatsoever arising from and after the Surrender Date under or in connection with the Lease.

4. In consideration of this mutual release of Lease, Tenant agrees to the following:

a) Upon the execution of the Cancellation Agreement:

(i) To pay the rent and additional rent due for the Demised Premises through August 31, 2007 in the amount of $48,766.00 representing July rent of $22,425.00 and electric charge of $1,958.00 plus the August rent of $22,425.00 and monthly electric charge of $1,958.00; and

(ii) To pay a one time termination fee of $125,000.00 to Landlord (“Termination Fee”) in bank or certified funds, representing the agreed upon liquidated damages incurred by Landlord as a result of the early termination of the Lease. Tenant agrees that the payment of the Termination Fee shall be accomplished by Landlord presenting the letter of credit Landlord is now holding in the amount of $155,380.50 for payment. Provided Landlord is in receipt of all of the Rent and additional rent due through August 31, 2007 for the Demised Premises as stated in Article 4(a) above and upon receipt of the funds from the letter of credit, Landlord shall remit the $30,380.00 difference between the Termination Fee and the amount of the letter of credit to Tenant.

b) On or before the Surrender Date:

(i) To vacate the Demised Premises, leaving same broom clean (except Tenant agrees to leave the furniture listed on the attached Exhibit “A” in the Demised Premises, and Landlord grants Tenant permission to leave same), in good order and condition, ordinary wear and tear excepted.

5. Tenant covenants, represents, and warrants that Tenant has had no dealings or communications with any broker or agent in connection herewith other than Newmark Knight Frank (“Broker”). Landlord shall not be obligated to pay the Broker. Tenant shall be responsible to pay the Broker directly and Tenant covenants and agrees to pay, hold harmless and indemnify Landlord from and against any and all costs, expenses (including reasonable attorney fees and disbursements) or liability for any compensation, commissions, or charges claimed by any other broker or agent with respect thereto.

6. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

7. The covenants, agreements, terms, provisions, and conditions contained in this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have respectively executed this Agreement as of the day and year first above written.

JEFFREY MANAGEMENT CORP. AS MANAGER

FOR 261 FIFTH AVENUE TIC OWNER LLC AND

NORMANDY 261 5TH AVE LLC, AS TENANTS-IN-COMMON

BY: /s/Jeffrey J. Feil

VERTICALNET, INC.

BY: /s/ Christopher G. Kuhn